Exhibit 99.1

Press release

RBC Bearings Incorporated Announces Fiscal 2022 Third Quarter Results

Oxford, CT – February 10, 2022 – RBC Bearings Incorporated (Nasdaq: ROLL, ROLLP), a leading international manufacturer of highly engineered precision bearings and components for the industrial, defense and aerospace industries, today reported results for the third quarter of fiscal year 2022.

Key Highlights

●	Third quarter net sales of $267.0 million increased 83.0% over last year; organic net sales up 7.6%.
●	Third quarter adjusted gross margin of $100.3 million, 37.6% compared to 38.7% for the same period last year.
●	Fourth quarter outlook shows net sales of $340.0 million to $350.0 million including three months of Dodge, a growth rate of 112.1% to 118.3%.
●	Third quarter EBITDA of 15.3%; adjusted EBITDA of 26.7% vs last year adjusted EBITDA of 28.1%.

Third Quarter Financial Highlights

	Fiscal 2022		Fiscal 2021		Change
($ in millions)	GAAP	Adjusted (1)	GAAP	Adjusted (1)	GAAP	Adjusted (1)
Net sales	$267.0		$145.9		83.0%
Gross margin	$93.3	$100.3	$55.6	$56.4	67.9%	77.8%
Gross margin %	35.0%	37.6%	38.1%	38.7%
Operating income	$14.4	$44.8	$26.5	$27.9	-45.9%	60.7%
Operating income %	5.4%	16.8%	18.2%	19.1%
Net income/(loss)	(0.1)	$26.1	$21.6	$22.7	-100.3%	15.0%
Net income/(loss) available to common stockholders	$(5.8)	$20.3	$21.6	$22.7	-127.0%	-10.3%
Diluted EPS	$(0.20)	$0.70	$0.86	$0.90	-123.3%	-22.2%
Diluted Cash EPS		$1.46		$1.35		8.1%

(1)	Results exclude items in reconciliation below.

Nine Month Financial Highlights

	Fiscal 2022		Fiscal 2021		Change
($ in millions)	GAAP	Adjusted (1)	GAAP	Adjusted (1)	GAAP	Adjusted (1)
Net sales	$584.1		$448.7		30.2%
Gross margin	$219.6	$227.5	$171.6	$174.5	27.9%	30.4%
Gross margin %	37.6%	38.9%	38.3%	38.9%
Operating income	$72.2	$106.6	$81.7	$87.7	-11.6%	21.6%
Operating income %	12.4%	18.3%	18.2%	19.5%
Net income	$32.9	$76.5	$64.7	$69.5	-49.2%	10.1%
Net income available to common stockholders	$26.6	$70.3	$64.7	$69.5	-58.9%	1.1%
Diluted EPS	$1.00	$2.64	$2.59	$2.78	-61.5%	-5.0%
Diluted Cash EPS		$4.33		$4.12		5.1%

(1)	Results exclude items in reconciliation below.

“The third quarter results significantly exceeded our expectations as we continue to see strong organic revenue growth from industrial markets, and with the recent addition of Dodge, we believe that this trend will continue for the remainder of our fiscal year,” said Dr. Michael J. Hartnett, Chairman and Chief Executive Officer. “We continue to see encouraging signs of improvement within aerospace, as airlines begin ordering again to increase their fleet, which will help escalate the demand for our aircraft bearings and assemblies. We remain committed to using our resources to develop products that best address our customer’s needs.”

Third Quarter Results

Net sales for the third quarter of fiscal 2022 were $267.0 million, an increase of 83.0% from $145.9 million in the third quarter of fiscal 2021. Net sales for our Industrial segment increased 230.4% while our Aerospace/Defense segment net sales were flat. Gross margin for the third quarter of fiscal 2022 was $93.3 million compared to $55.6 million for the same period last year. On an adjusted basis, gross margin was $100.3 million for the third quarter of fiscal 2022 compared to an adjusted $56.4 million for the same quarter last year.

SG&A for the third quarter of fiscal 2022 was $43.2 million, an increase of $17.5 million from $25.7 million for the same period last year. Excluding $12.0 million in costs from the Dodge business, the increase is primarily associated with an increase in personnel costs year over year. As a percentage of net sales, SG&A was 16.2% for the third quarter of fiscal 2022 compared to 17.6% for the same period last year.

Other operating expenses for the third quarter of fiscal 2022 totaled $35.8 million compared to $3.3 million for the same period last year. For the third quarter of fiscal 2022, other operating expenses included $23.5 million of costs associated with the Dodge acquisition, $12.1 million of amortization of intangible assets, and $0.2 million of other items. For the third quarter of fiscal 2021, other operating expenses included $2.6 million of amortization of intangible assets, $0.5 million of restructuring costs and related items, and $0.2 million of other costs.

Operating income for the third quarter of fiscal 2022 was $14.4 million compared to $26.5 million for the same period last year. Excluding $30.4 million of acquisition costs, adjusted operating income for the third quarter of fiscal 2022 was $44.8 million. Excluding other restructuring charges and related items of $1.3 million, adjusted operating income for the third quarter of fiscal 2021 was $27.9 million. Adjusted operating income as a percentage of net sales was 16.8% for the third quarter of fiscal 2022 compared to 19.1% for the same period last year.

Interest expense, net, was $11.9 million for the third quarter of fiscal 2022 compared to $0.3 million for the same period last year. During the third quarter, the Company incurred approximately $1.1 million in costs associated with the amortization of fees for the Bridge Commitment established in association with the Dodge acquisition. The increase in interest cost during the period is a result of the quarterly impact of the permanent financing in place.

Income tax expense for the third quarter of fiscal 2022 was $1.2 million compared to $4.7 million for the same period last year. The effective income tax rate for the third quarter of fiscal 2022 was 105.6% compared to 17.9% for the same period last year. The fiscal 2022 third quarter income tax expense included $0.5 million of tax benefits from share-based stock compensation offset by $0.1 million of other items. The tax rate for the third quarter was negatively impacted by the inclusion of certain pre-tax acquisition related charges that are not deductible for tax purposes. Income tax expense for the third quarter of fiscal 2021 included $1.0 million of tax benefits from share-based stock compensation.

Net loss for the third quarter of fiscal 2022 was ($0.1) million compared to net income of $21.6 million for the same period last year. On an adjusted basis, net income was $26.1 million for the third quarter of fiscal 2022 compared to $22.7 million for the same period last year. Net loss available to common stockholders for the third quarter of fiscal 2022 was ($5.8) million compared to net income of $21.6 million for the same period last year. On an adjusted basis, net income available to common stockholders for the third quarter of fiscal 2022 was $20.3 million compared to $22.7 million for the same period last year. Adjusted cash net income available to common stockholders for the third quarter of fiscal 2022 was $42.2 million compared to $33.9 million for the same period last year.

Diluted EPS for the third quarter of fiscal 2022 was ($0.20) per share compared to $0.86 per share for the same period last year. On an adjusted basis, diluted EPS was $0.70 per share for the third quarter of fiscal 2022 compared to $0.90 per share for the same period last year. Diluted cash EPS was an adjusted $1.46 per share for the third quarter of fiscal 2022 compared to $1.35 per share for the same period last year.

Backlog as of January 1, 2022 was $552.7 million compared to $393.9 million as of December 26, 2020 and $456.7 million as of October 2, 2021.

Outlook for the Fourth Quarter Fiscal 2022

The Company expects net sales to be approximately $340.0 million to $350.0 million in the fourth quarter of fiscal 2022 including three months of Dodge, compared to $160.3 million last year, a growth rate of 112.1% to 118.3%.

Live Webcast

RBC Bearings Incorporated will host a webcast on Thursday, February 10th at 11:00 a.m. ET to discuss the quarterly results. To access the webcast, go to the investor relations portion of the Company’s website, www.rbcbearings.com, and click on the webcast icon. If you do not have access to the Internet and wish to listen to the call, dial 844-419-1755 (international callers dial 216-562-0468) and provide conference ID #1599777. An audio replay of the call will be available from 2:00 p.m. ET February 10th, 2022, until 2:00 p.m. ET February 17th, 2022. The replay can be accessed by dialing 855-859-2056 (international callers dial 404-537-3406) and providing conference call ID #1599777. Investors are advised to dial into the call at least ten minutes prior to the call to register.

Non-GAAP Financial Measures

In addition to disclosing results of operations that are determined in accordance with U.S. generally accepted accounting principles (GAAP), this press release also discloses non-GAAP results of operations that exclude certain items. These non-GAAP measures adjust for items that management believes are unusual. Management believes that the presentation of these non-GAAP measures provides useful information to investors regarding the Company’s results of operations, as these non-GAAP measures allow investors to better evaluate ongoing business performance. Investors should consider non-GAAP measures in addition to, not as a substitute for, financial measures prepared in accordance with GAAP. A reconciliation of the non-GAAP measures disclosed in this press release with the most comparable GAAP measures are included in the financial table attached to this press release.

Adjusted Gross Margin and Adjusted Operating Income

Adjusted gross margin excludes the impact of acquisition related fair value adjustments to inventory. Adjusted operating income excludes acquisition expenses including the impact of acquisition-related fair value adjustments in connection with purchase, restructuring and other similar charges, gains or losses on extinguishment of debt, and other non-operational, non-cash or non-recurring losses. We believe that adjusted gross margin and adjusted operating income are useful in assessing our financial performance by excluding items that are not indicative of our core operating performance or that may obscure trends useful in evaluating our continuing results of operations.

Adjusted Net Income and Adjusted Earnings Per Share

Adjusted net income and adjusted earnings per share (calculated on a diluted basis) exclude acquisition expenses including the impact of acquisition-related fair value adjustments in connection with purchase, restructuring and other similar charges, gains or losses on divestitures, discontinued operations, gains or losses on extinguishment of debt, and other non-operational, non-cash or non-recurring losses, net of their income tax impact. The tax rates used to calculate adjusted net income and adjusted earnings per share are based on a transaction specific basis. We believe that adjusted net income and adjusted earnings per share are useful in assessing our financial performance by excluding items that are not indicative of our core operating performance or that may obscure trends useful in evaluating our continuing results of operations.

Adjusted Cash Net Income and Adjusted Cash Earnings Per Share

Adjusted cash net income and adjusted cash earnings per share excludes non-cash expenses for depreciation and amortization of fixed and intangible assets, stock compensation and amortization of deferred finance fees, net of their income tax impact. We believe that adjusted cash net income and adjusted cash earnings per share are useful in assessing our financial performance by excluding items that do not affect the cash available to common stockholders.

EBITDA

EBITDA represents earnings from continuing operations before interest and other debt related activities, taxes, depreciation and amortization and stock compensation expense. EBITDA is presented because it is an important supplemental measure of performance and it is frequently used by analysts, investors and other interested parties in the evaluation of companies in our industry. EBITDA is also presented and compared by analysts and investors in evaluating our ability to meet debt service obligations. Other companies in our industry may calculate EBITDA differently. EBITDA is not a measurement of financial performance under GAAP and should not be considered as an alternative to cash flow from operating activities or as a measure of liquidity or an alternative to net income as indicators of operating performance or any other measures of performance derived in accordance with GAAP. Because EBITDA is calculated before recurring cash charges, including interest expense and taxes, and is not adjusted for capital expenditures or other recurring cash requirements of the business, it should not be considered as a measure of discretionary cash available to invest in the growth of the business.

Adjusted EBITDA

Adjusted EBITDA is the term we use to describe EBITDA adjusted for the items summarized in the Reconciliation of GAAP to Non-GAAP Financial Measures table below. Adjusted EBITDA is intended to show our unleveraged, pre-tax operating results and therefore reflects our financial performance based on operational factors, excluding non-operational, non-cash or non-recurring losses or gains. In view of our debt level, it is also provided to aid investors in understanding our compliance with our debt covenants. Adjusted EBITDA is not a presentation made in accordance with GAAP, and our use of the term Adjusted EBITDA varies from others in our industry. Adjusted EBITDA should not be considered as an alternative to net income, income from operations or any other performance measures derived in accordance with GAAP. Adjusted EBITDA has important limitations as an analytical tool, and you should not consider it in isolation, or as a substitute for, analysis of our results as reported under GAAP. For example, Adjusted EBITDA does not reflect: (a) our capital expenditures, future requirements for capital expenditures or contractual commitments; (b) changes in, or cash requirements for, our working capital needs; (c) the significant interest expenses, or the cash requirements necessary to service interest or principal payments, on our debt; (d) tax payments that represent a reduction in cash available to us; (e) any cash requirements for the assets being depreciated and amortized that may have to be replaced in the future; or (f) the impact of earnings or charges resulting from matters that we and the lenders under our credit agreement may not consider indicative of our ongoing operations. In particular, our definition of Adjusted EBITDA allows us to add back certain non-cash, non-operating or non-recurring charges that are deducted in calculating net income, even though these are expenses that may recur, vary greatly and are difficult to predict and can represent the effect of long-term strategies as opposed to short-term results. In addition, certain of these expenses can represent the reduction of cash that could be used for other corporate purposes. Further, although not included in the calculation of Adjusted EBITDA below, the measure may at times allow us to add estimated cost savings and operating synergies related to operational changes ranging from acquisitions to dispositions to restructurings and/or exclude one-time transition expenditures that we anticipate we will need to incur to realize cost savings before such savings have occurred. Further, management and various investors use the ratio of total debt less cash to Adjusted EBITDA (which includes a full pro-forma last-twelve-month impact of acquisitions), or "net debt leverage", as a measure of our financial strength and ability to incur incremental indebtedness when making key investment decisions and evaluating us against peers. Lastly, management and various investors use the ratio of the change in Adjusted EBITDA divided by the change in net sales (referred to as “incremental margin” in the case of an increase in net sales or “decremental margin” in the case of a decrease in net sales) as an additional measure of our financial performance and is utilized when making key investment decisions and evaluating us against peers.

About RBC Bearings

RBC Bearings Incorporated is an international manufacturer and marketer of highly engineered precision bearings and components. Founded in 1919, the Company is primarily focused on producing highly technical or regulated bearing products and components requiring sophisticated design, testing and manufacturing capabilities for the diversified industrial, aerospace and defense markets. The Company is headquartered in Oxford, Connecticut.

Safe Harbor for Forward Looking Statements

Certain statements in this press release contain “forward-looking statements.” All statements other than statements of historical fact are “forward-looking statements” for purposes of federal and state securities laws, including the following: the section of this press release entitled “Outlook”; any projections of earnings, revenue or other financial items relating to the Company, any statement of the plans, strategies and objectives of management for future operations; any statements concerning proposed future growth rates in the markets we serve; any statements of belief; any characterization of and the Company’s ability to control contingent liabilities; anticipated trends in the Company’s businesses; and any statements of assumptions underlying any of the foregoing. Forward-looking statements may include the words “may,” “would,” “estimate,” “intend,” “continue,” “believe,” “expect,” “anticipate,” and other similar words. Although the Company believes that the expectations reflected in any forward-looking statements are reasonable, actual results could differ materially from those projected or assumed in any of our forward-looking statements. Our future financial condition and results of operations, as well as any forward-looking statements, are subject to change and to inherent risks and uncertainties beyond the control of the Company. These risks and uncertainties include, but are not limited to, risks and uncertainties relating to general economic conditions, the COVID-19 pandemic, geopolitical factors, future levels of aerospace and general industrial manufacturing activity, future financial performance, market acceptance of new or enhanced versions of the Company’s products, the pricing of raw materials, changes in the competitive environments in which the Company’s businesses operate, the outcome of pending or future litigation and governmental proceedings and approvals, estimated legal costs, increases in interest rates, tax legislation and changes, the Company’s ability to meet its debt obligations, the Company’s ability to acquire and integrate complementary businesses, and risks and uncertainties listed or disclosed in the Company’s reports filed with the Securities and Exchange Commission, including, without limitation, the risks identified under the heading “Risk Factors” set forth in the Company’s most recent Annual Report filed on Form 10-K. The Company does not intend, and undertakes no obligation, to update or alter any forward-looking statements.

Contacts

RBC Bearings

Robert Sullivan

203-267-5014

Rsullivan@rbcbearings.com

Alpha IR Group

Michael Cummings

617-461-1101

investors@rbcbearings.com

RBC Bearings Incorporated

Consolidated Statements of Operations

(dollars in thousands, except share and per share data)

(Unaudited)

	Three Months Ended		Nine Months Ended
	January 1,	December 26,	January 1,	December 26,
	2022	2020	2022	2020
Net sales	$266,953	$145,861	$584,058	$448,689
Cost of sales	173,608	90,273	364,476	277,052
Gross margin	93,345	55,588	219,582	171,637

Operating expenses:
Selling, general and administrative	43,196	25,739	102,672	78,591
Other, net	35,778	3,308	44,693	11,328
Total operating expenses	78,974	29,047	147,365	89,919

Operating income	14,371	26,541	72,217	81,718

Interest expense, net	11,848	327	27,937	1,095
Other non-operating (income)/expense	1,395	(50)	639	203
Income before income taxes	1,128	26,264	43,641	80,420
Provision for income taxes	1,191	4,695	10,776	15,741
Net income	(63)	21,569	32,865	64,679
Preferred stock dividends	5,751	-	6,261	-
Net income/(loss) available to common stockholders	$(5,814)	$21,569	$26,604	$64,679

Net income/(loss) per share available to common stockholders:
Basic	$(0.20)	$0.87	$1.01	$2.61
Diluted	$(0.20)	$0.86	$1.00	$2.59

Weighted average common shares:
Basic	28,618,495	24,861,792	26,379,984	24,816,451
Diluted	28,618,495	25,060,812	26,663,990	24,985,848

	Three Months Ended		Nine Months Ended
Reconciliation of Reported Gross Margin to Adjusted Gross Margin:	January 1, 2022	December 26, 2020	January 1, 2022	December 26, 2020
Reported gross margin	$93,345	$55,588	$219,582	$171,637
Transaction and related costs	6,977	-	6,977	-
Restructuring and consolidation	-	835	929	2,829
Adjusted gross margin	$100,322	$56,423	$227,488	$174,466

	Three Months Ended		Nine Months Ended
Reconciliation of Reported Operating Income to Adjusted Operating Income:	January 1, 2022	December 26, 2020	January 1, 2022	December 26, 2020
Reported operating income	$14,371	$26,541	$72,217	$81,718
Transaction and related costs	30,443	-	31,876	-
Restructuring and consolidation	-	1,341	2,544	5,974
Adjusted operating income	$44,814	$27,882	$106,637	$87,692

	Three Months Ended		Nine Months Ended
Reconciliation of Reported Net Income Available to Common Stockholders to Adjusted Net Income Available to Common Stockholders:	January 1, 2022	December 26, 2020	January 1, 2022	December 26, 2020
Reported net income/(loss)	$(63)	$21,569	$32,865	$64,679
Transaction and related costs	32,519	-	49,422	-
Restructuring and consolidation	-	1,341	2,543	5,974
Foreign exchange translation loss	1	224	93	446
Tax impact of adjustments and other tax matters	(6,371)	(456)	(8,382)	(1,586)
Adjusted net income	$26,086	$22,678	$76,541	$69,513

Preferred stock dividends	5,751	-	6,261	-

Adjusted net income available to common stockholders	$20,335	$22,678	$70,280	$69,513

Adjusted net income per common share:
Basic	$0.71	$0.91	$2.66	$2.80
Diluted	$0.70	$0.90	$2.64	$2.78

Weighted average common shares:
Basic	28,618,495	24,861,792	26,379,984	24,816,451
Diluted	28,902,501	25,060,812	26,663,990	24,985,848

	Three Months Ended		Nine Months Ended
	January 1,	December 26,	January 1,	December 26,
	2022	2020	2022	2020

Adjusted net income available to common stockholders	$20,335	$22,678	$70,280	$69,513
Depreciation and amortization	20,498	7,979	37,355	24,812
Stock compensation expense	6,038	5,173	18,034	15,842
Amortization of deferred finance fees	773	106	985	365
Tax impact of adjustments	(5,473)	(2,003)	(11,086)	(7,526)
Adjusted cash net income available to common stockholders	$42,171	$33,933	$115,568	$103,006

Adjusted cash net income per common share:
Basic	$1.47	$1.36	$4.38	$4.15
Diluted	$1.46	$1.35	$4.33	$4.12

Weighted average common shares:
Basic	28,618,495	24,861,792	26,379,984	24,816,451
Diluted	28,902,501	25,060,812	26,663,990	24,985,848

	Three Months Ended		Nine Months Ended
Reconciliation of operating income to EBITDA to Adjusted EBITDA:	January 1, 2022	December 26, 2020	January 1, 2022	December 26, 2020
Operating income	$14,371	$26,541	$72,217	$81,718
Depreciation and amortization	20,498	7,979	37,355	24,812
Stock compensation expense	6,038	5,173	18,034	15,842
EBITDA	$40,907	$39,693	$127,606	$122,372
Transaction and related costs	30,443	-	31,876	-
Restructuring and consolidation	-	1,341	2,544	5,974
Adjusted EBITDA	$71,350	$41,034	$162,026	$128,346

	Three Months Ended		Nine Months Ended
	January 1,	December 26,	January 1,	December 26,
Selected Financial Data:	2022	2020	2022	2020
Cash provided by operating activities	$39,952	$36,107	$133,426	$110,586

Capital expenditures	$14,879	$2,801	$21,761	$8,809

Total debt			$1,790,253	$20,493

Cash on hand			$255,503	$201,731

Total debt minus cash on hand			$1,534,750	$(181,238)

Repurchase of common stock			$7,656	$6,206

Backlog			$552,712	$393,934

	Three Months Ended		Nine Months Ended
	January 1,	December 26,	January 1,	December 26,
Segment Data, Net External Sales:	2022	2020	2022	2020
Industrial segment	$173,750	$52,594	$307,575	$148,856
Aerospace and defense segment	93,203	93,267	276,483	299,833
	$266,953	$145,861	$584,058	$448,689